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                                  AMENDED AND
                       RESTATED ARTICLES OF INCORPORATION
                             OF TECHRX INCORPORATED

     The undersigned, being the Chairman and Chief Executive Officer of TechRx Incorporated, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the "Corporation"), does hereby certify as follows:

         The original Articles of Incorporation of the Corporation were filed in the office of the Department of State of the Commonwealth of Pennsylvania on June 17, 1992 pursuant to the provision of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"). Amendments to the Articles of Incorporation were filed in the office of the Department of State of the Commonwealth of Pennsylvania on February 9, 1999 and July 15, 1999.

         Pursuant to the provision of sections 1727(b), 1911, 1912, 1914 and 1915 of the PBCL, the shareholders of the Corporation, by a majority vote of all shareholders, duly adopted, and the Board of Directors of the Corporation, by unanimous written consent, duly approved, these Amended and Restated Articles of Incorporation which amend, restate and supersede the provisions of the Corporation's Articles of Incorporation, as amended, as follows:

     1. Name. The name of the Corporation is TechRx Incorporated.

     2. Registered Office and Agent. The address of its registered office in the Commonwealth of Pennsylvania is 111 Technology Drive, RIDC Park West, City of Pittsburgh, County of Allegheny, 15275. The name of its registered agent at such address is Frank Guarnaccio.

     3. Purpose. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of Pennsylvania and to possess and exercise all of the powers and privileges granted by such law and other law of Pennsylvania.

     4. Authorized Stock, Rights, Designations, Preferences and Limitations.

         (a) The aggregate number of shares which the Corporation is authorized to issue is ninety million (90,000,000); of such shares the number of common shares which the Corporation shall have the authority to issue is sixty million (60,000,000), par value $.001 per share (the "Common Stock"), and the number of preferred shares which the Corporation shall have the authority to issue is thirty million (30,000,000), par value $.001 per share (the "Preferred Stock").



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         (b) The holders of Common Stock shall have one (1) vote per share on any matter submitted to a vote of or for consent of shareholders.

         (c) Authority is expressly granted to the Board of Directors of the Corporation to fix by resolution or resolutions: (i) any additional classes of Common Stock and any powers preference, rights, qualifications, limitations or restrictions of any classes now existing or hereafter created; and (ii) the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of Preferred Stock, in either case to the fullest extent now or hereafter permitted by the PBCL.

         (d) The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors of the Corporation.

     5. Term. The Corporation is to have perpetual existence.

     6. Right to Amend. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation and in any articles amendatory hereof, in the manner now or hereafter prescribed by and all rights conferred upon shareholders or others hereunder or thereunder are granted subject to this reservation.

     IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Amended and Restated Articles of Incorporation to be signed by a duly authorized officer thereof this 22nd day of September, 1999.


                                             TECHRX INCORPORATED


                                             By: /s/ Joseph J. Porfeli
                                                 -------------------------------
                                                 Joseph J. Porfeli, Chairman and
                                                 Chief Executive Officer


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                               TECHRX INCORPORATED

                              ARTICLES OF AMENDMENT

                                    Exhibit A



     "The aggregate number of shares of stock which the corporation shall have authority to issue is 127,500,000 shares, which shall be divided into two classes as follows:

         A. 90,000,000 shares of Common Stock, the par value of each of which shares is $.001 per share (the "Common Stock"); and

         B. 37,500,000 shares of Preferred Stock, the par value of each of which shares is $.001 (the "Preferred Stock")."